Exhibit 99.1



                    Emeka Chukwu Named Semtech CFO


    CAMARILLO, Calif.--(BUSINESS WIRE)--Nov. 20, 2006--Semtech Corp. (Nasdaq:SMTC), a leading supplier of analog and mixed-signal semiconductors for communications, portable devices, computers, and industrial equipment, today announced that Emeka Chukwu has joined the Company as Chief Financial Officer.

    Mohan Maheswaran, President and CEO of Semtech, said "I am delighted that Emeka Chukwu is joining Semtech as our new Vice President and Chief Financial Officer. Emeka is a high quality executive with outstanding intellectual capabilities and a broad knowledge of semiconductor related finance. He is one of the finest partners I have had the pleasure to work with and believe he'll make a big difference to the new Semtech as we build on the strong foundation we have."

    Alan Bennett, who has been serving as Interim CFO since November 7, 2006, continues with the Company as Vice President of Accounting and Tax and Acting Corporate Controller.

    About the New Chief Financial Officer

    Emeka Chukwu, who holds both a BS and MBA in Accounting, has been employed in various financial positions at Intersil, Inc, a manufacturer of analog semiconductors, since 2002. His most recent position was Vice President, Finance, in which capacity he served since February 2006. He served as the Controller of Intersil's Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006. From July 1999 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc, a manufacturer of analog integrated circuits that was acquired by Intersil in 2002. Mr. Chukwu has also held accounting positions at other high technology companies during the past eighteen years.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Forward-Looking and Cautionary Statements

    This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes", "projects", "should", "will", "plans" and similar words.

    Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2005, in the Company's other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



    CONTACT: Semtech Corp.
             Investor Relations
             Todd German, 805-480-2004